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                                                                      Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)

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                                                        First Quarter Ended
(In thousands, except per share amounts)           June 20,1998    June 14,1997
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Earnings per share - basic
  Income available to common shareholders              $ 51,798       $ 49,766
  Weighted average shares outstanding                   120,565        133,954
  Earnings per share - basic                           $    .43       $    .37


Earnings per share - diluted
  Income available to common shareholders              $ 51,798       $ 49,766

  Weighted average shares outstanding                   120,565        133,954
  Dilutive impact of options outstanding                  1,580            534
                                                       --------       --------
  Weighted average shares and potential dilutive
  shares outstanding                                    122,145        134,488

  Earnings per share - diluted                         $    .42       $    .37
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the quarter. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.